UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


                                  FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number 33-55538

                       SCOTIA PACIFIC HOLDING COMPANY
           (Exact name of registrant as specified in its charter)

              (MERGED WITH AND INTO SCOTIA PACIFIC COMPANY LLC
                          EFFECTIVE JULY 20, 1998)

                               P. O. BOX 712
                         125 MAIN STREET, 2ND FLOOR
                         SCOTIA, CALIFORNIA  95565
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 7.95% TIMBER COLLATERALIZED NOTES DUE 2015
          (Title of each class of securities covered by this Form)

                                    NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      / /       Rule 12h-3(b)(1)(i)      /X/
          Rule 12g-4(a)(1)(ii)     / /       Rule 12h-3(b)(1)(ii)     / /
          Rule 12g-4(a)(2)(i)      / /       Rule 12h-3(b)(2)(i)      / /
          Rule 12g-4(a)(2)(ii)     / /       Rule 12h-3(b)(2)(ii)     / /
                                             Rule 15d-6               / /

     Approximate number of holders as of the certification or notice date:
0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Scotia Pacific Holding Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  July 30, 1998                    By:    /s/ BERNARD L. BIRKEL
                                                 Bernard L. Birkel
                                                     Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.